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                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE

For: Evans Bancorp, Inc.                     Contact:  Mark DeBacker,
     14-16 North Main Street                           Senior Vice President/CFO
     Angola, New York  14006                 Phone:    (716) 549-1000
                                             Fax:      (716) 549-0720



           EVANS BANCORP ANNOUNCES SPECIAL STOCK DIVIDEND OF ONE SHARE
                          FOR EVERY TWENTY OUTSTANDING

ANGOLA, N.Y.- NOVEMBER 21, 2002 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a special stock dividend of one share for every twenty shares held on outstanding EVBN common stock. The special stock dividend is payable on January 29, 2003 to shareholders of record as of December 2, 2002.

President and CEO James Tilley stated, "This special stock dividend reflects our intention to return value to our shareholders based on the strong performance of the Company thus far in 2002. The record date also coincides with the opening of our eighth branch location in Amherst, New York, which reflects our strategy to grow our franchise and to improve shareholder value."

Currently, Evans Bancorp has approximately 2.2 million shares outstanding. Subsequent to the stock dividend distribution in January 2003, there will be approximately 2.3 million shares outstanding.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York, which had approximately $264.6 million in assets and approximately $216.0 million in deposits at September 30, 2002. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with nine offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.